UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2005 (September 1, 2005)

SUNOCO, INC.

(Exact name of registrant as specified in charter)

Pennsylvania	1-6841	23-1743282
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

1735 Market Street, Philadelphia, PA	19103-7583
(Address of principal executive offices)	(Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The corporate governance practices of Sunoco, Inc. (“Sunoco”) are designed so that qualified independent directors are elected. Recognizing that corporate governance is of critical importance to Sunoco and its shareholders, the Governance Committee of Sunoco’s Board of Directors (the “Committee”) believes that the compensation program for the independent directors should be designed to attract highly qualified directors; provide appropriate compensation for their time, efforts, commitment and contributions to Sunoco and Sunoco’s shareholders; and align the interests of the independent directors and Sunoco’s shareholders. The Committee’s compensation philosophy includes providing a competitive level of compensation necessary to attract experienced and qualified individuals. The Committee directly engages a third-party compensation consultant to advise it on an annual basis as to the “best practices” and emerging trends in director compensation. The compensation consultant also benchmarks Sunoco’s director compensation compared to the proxy performance peer group, the oil industry generally and general industry data.

As part of its annual review of director compensation, the Committee recommended and the full Board approved on September 1, 2005, increases to certain portions of the compensation paid to the Company’s independent directors. These changes will be effective October 1, 2005. Specifically, the changes are as follows:

•	The cash portion of the annual retainer was increased from $34,900 to $50,000;

•	The restricted share credit under the Directors’ Deferred Compensation Plan was increased from $27,500 to $60,000; and

•	The annual retainer for serving as a Committee chair was increased from $2,000 to $5,000.

A full summary of director compensation reflecting the above-referenced actions is attached as Exhibit 10.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Sunoco, Inc, Director Compensation Summary Sheet

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNOCO, INC.
(Registrant)

Date: September 8, 2005	By:	/s/ Joseph P. Krott
Joseph P. Krott
Comptroller
(Principal Accounting Officer)